Exhibit 10.4

FIRST AMENDMENT

TO

MASTER CRUDE OIL PURCHASE AND SALE CONTRACT

Dated Effective as of April 1, 2006

among

UTEXAM LIMITED,
AS SELLER,

AND

FRONTIER OIL AND REFINING COMPANY,
AS PURCHASER,

FRONTIER OIL CORPORATION,
AS GUARANTOR

FIRST AMENDMENT TO MASTER CRUDE OIL PURCHASE AND SALE CONTRACT

THIS FIRST AMENDMENT TO MASTER CRUDE OIL PURCHASE AND SALE CONTRACT (this “First Amendment”) dated effective as of April 1, 2006, is among Utexam Limited, a company incorporated under the laws of the Republic of Ireland (the “Seller”), Frontier Oil and Refining Company, a Delaware corporation (the “Purchaser”), and Frontier Oil Corporation, a Wyoming corporation (the “Guarantor”).

R E C I T A L S

A.           The Seller, the Purchaser and the Guarantor are parties to that certain Master Crude Oil Purchase and Sale Contract dated as of March 10, 2006 (the “Agreement”) pursuant to which the Seller has agreed to sell and the Purchaser has agreed to buy, in each case, subject to the terms and conditions set forth therein, certain quantities of Crude Oil.

B.           The Seller, the Purchaser and the Guarantor have agreed to amend certain provisions of the Agreement.

C.           NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms.  Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Agreement.  Unless otherwise indicated, all section references in this First Amendment refer to sections of the Agreement.

Section 2. Amendments to Agreement.

2.1 Amendments to Section 1.01.

(a) The definition of “CMA” is hereby amended to read as follows:

“CMA” shall mean for any calendar month (a) the average of the daily settlement prices (expressed in United States Dollars per Barrel) for the first nearby or prompt futures contract for West Texas Intermediate Crude Oil as traded on the NYMEX (trading days only), or (b) in the event a Supply Contract utilizes a reference or index price other than CMA to establish the Acquisition Cost, such price as the Seller and the Purchaser shall mutually agree.

(b) The definition of “Initial Swap” is hereby amended to read as follows:

“Initial Swap” shall mean any initial Swap, as identified by a confirmation number, applicable to a Batch of Crude Oil and shall include any Swap executed under clauses (i), (ii) or (iii) of Section 2.01(f) which is not a Replacement Swap.

2.2 Time for Execution of Swaps.  Clause (iv) of Section 2.01(b) is hereby amended to read as follows and new clause (v) is added to Section 2.01(b):

(iv)
Not sooner than the date of execution of a Deal Sheet, but in no event later than the first (1st) Business Day of the Injection Month applicable to the Crude Oil identified in each such Deal Sheet, Purchaser will consult with and advise Seller with respect to its execution of one or more Swaps with the Swap Provider as contemplated in clauses (i), (ii), (iii) and (iv) of Section 2.01(f); provided, however, if Purchaser fails to consult with and advise Seller with respect to any Swap, Seller may, on the first (1st) Business Day of the Injection Month described above and throughout each trading day of such Injection Month, proceed to execute such Ratable Swaps as defined in Section 2.01(f)(i).

(v)
Notwithstanding the foregoing, if Purchaser shall advise Seller subsequent to the first (1st) Business Day of the Injection Month, with respect to any Batch or volumes that remain unhedged, then the Seller shall execute, in accordance with Purchaser’s advice, Swaps with the Swap Provider as contemplated in clause (ii) and clause (iii) of Section 2.01(f).

2.3 Time of Payment.  Section 2.01(d) is hereby amended to read as follows:

(d)           Seller shall cause to be provided to Purchaser an invoice for the Purchase Price for each Batch of Crude Oil Delivered (including for the avoidance of doubt, any amounts not Delivered as the result of Transportation Allowances) in any Delivery Month no later than the 10th day of the calendar month following such Delivery Month.  All payments under this Agreement by Purchaser shall be made by wire transfer not later than 1:00 p.m. New York City time in immediately available funds on the relevant Payment Date to:

Bank Name:	BNP Paribas New York
ABA Account:	0260-0768-9
Instructions:	For further credit to the account of Utexam Limited under Account No. 0200-605032-001 74 USD;

or such other account designated by Seller from time to time; provided, however, any change in account shall not be effective until the third (3rd) Business Day following Purchaser’s receipt of Seller’s designation of a new payment account.

2.4 Swaps.  Section 2.01(f) is hereby amended to read as follows:

(f) Swaps.  For purposes of this Agreement and the calculation of the Swap Settlements, Seller agrees in consultation with Purchaser to execute Swaps including Ratable Swaps, Injection Swaps and Off-take Swaps (as such terms are defined below), or any combination thereof, relating to one or more Batches (or other quantities) to be Delivered under this Agreement having the following terms:

(i) “Ratable Swaps” shall be Swaps whereby (A) the Seller is the floating price payor, as defined in the Master Agreement, for a quantity set forth in the applicable Deal Sheets for the relevant Off-take Month; (B) such ratable Swaps shall be executed each Business Day of the relevant Injection Month for settlement during the originally scheduled Off-take Month in a quantity equal to the quotient of 100 % of the quantity scheduled for such Off-take Month and the number of Business Days in the relevant Injection Month; (C) the floating price for any calculation period shall always be (unless otherwise agreed in writing by the Purchaser) the arithmetic average of the settlement price per barrel of West Texas Intermediate Light Sweet Crude Oil for each commodity business day in such calculation period on the NYMEX of the futures contract corresponding to the relevant Off-take Month during which delivery of such Batch (or other quantities) is originally scheduled; and (D) the settlement date for such Swap shall be the 20th day (or the nearest Business Day) of the calendar month following the originally scheduled Off-take Month or, if Delivery is thereafter delayed, the 20th day (or the nearest Business Day) of the calendar month following the amended Off-take Month during which Delivery is then anticipated, as evidenced by the amended Deal Sheet and Replacement Swap, if any, applicable thereto.

(ii) “Injection Swaps” shall be Swaps related to the price of Barrels during the Injection Month for which (A) Seller shall be the fixed price payor as defined in the Master Agreement and shall receive a floating price, (B) the notional volume associated with each Swap shall correspond to the number of Barrels to be purchased by Seller during such Injection Month, (C) the floating price for any calculation period shall always be (unless otherwise agreed in writing by Purchaser) the arithmetic average of the settlement price per Barrel of West Texas Intermediate Light Sweet Crude Oil for each commodity business day in such calculation period on the NYMEX of the futures contract corresponding to the Injection Month during which such Batch (or other quantities) is originally purchased, and (D) the settlement date for such Swap shall be the 20th day (or the nearest Business Day) of the calendar month following the originally scheduled Off-take Month or, if delivery is thereafter delayed, the 20th day (or the nearest Business Day) of the calendar month following the amended Off-take Month during which Delivery is then anticipated, as evidenced by the amended Deal Sheet and Replacement Swap, if any, applicable thereto; and

(iii) “Off-take Swaps” shall be Swaps related to the price of Barrels during the originally scheduled Off-take Month for which (A) Seller shall be the floating price payor as defined in the Master Agreement and shall receive a fixed price, (B) the notional volume associated with each Swap shall correspond to the number of Barrels to be Delivered during such Off-take Month, (C) the floating price for any calculation period shall always be (unless otherwise agreed in writing by Purchaser) the arithmetic average of the settlement price per Barrel of West Texas Intermediate Light Sweet Crude Oil for each commodity business day in such calculation period on the NYMEX of the futures contract corresponding to the Off-take Month during which delivery of such Batch (or other quantities) is originally scheduled, and (D) the settlement date for such Swap shall be the 20th day (or the nearest Business Day) of the calendar month following the originally scheduled Off-take Month or, if Delivery is thereafter delayed, the 20th day (or the nearest Business Day) of the calendar month following the amended Off-take Month during which Delivery is then anticipated, as evidenced by the amended Deal Sheet and Replacement Swap, if any, applicable thereto.

(iv)  Each Swap under (ii) and (iii) shall be executed by the Seller as coincident Swap transactions, and as such, shall generate a single confirmation in accordance with the Master Agreement.

(v)   Each Swap under clauses (i), (ii), or (iii) above shall comply with the terms and provisions of the Master Agreement.

2.5           Amendment to Section 2.03(a).  Section 2.03(a) is hereby deleted in its entirety and the following inserted in lieu thereof:

(a) Each of Seller and Purchaser shall take such actions as shall be necessary to properly nominate, schedule and confirm the delivery and receipt of Crude Oil subject to each Transaction at the relevant Delivery Location in each Delivery Month in compliance with applicable rules and regulations of the transporting Pipeline(s).  Without limiting the foregoing, and to the extent the Delivery Location for a Transaction is on the Spearhead Pipeline, Seller shall assign to Purchaser, and Purchaser shall assume and accept, Seller's rights in the Crude Oil transportation tariff applicable to the Spearhead Pipeline and the associated portion of the Enbridge Pipeline that is located in the United States, such rights currently derived from CCPS Transportation, LLC’s (“CCPS”) Tariff No. 11 on file with the Federal Energy Regulatory Commission, as supplemented, amended or replaced from time to time (the “CCPS Tariff”).  Seller’s assignment and Purchaser's assumption of the foregoing rights shall be limited to the Batches involved in a Transaction and shall be evidenced by certificates acceptable as to form and substance by each of CCPS, Seller and Purchaser.

2.6           Amendment to Section 2.03(b).  The second sentence of Section 2.03(b) is hereby deleted and the following inserted in lieu thereof:

In connection with Crude Oil purchased by Seller under the Supply Contracts for resale to Purchaser in the Transactions, Purchaser shall act as Seller’s representative in making all necessary ministerial arrangements with respect to nominating and scheduling deliveries, executing certificates in respect of the CCPS Tariff under Section 2.03(a), managing overall imbalance and cash-out exposure, trade imbalances with other shippers on each Pipeline’s system, and cash-out imbalances with transporters, including, taking actions to avoid or mitigate pipeline and distribution system penalties associated with transportation, distribution and delivery of Seller Crude Oil, including monitoring for system alert or operational notices, communicating with the Pipelines regarding operational matters that may affect imbalances or penalties, and taking actions to comply with or respond to any of the foregoing and handling any issues related thereto, and, in the event transportation of Seller Crude Oil is interrupted or suspended by a transporting Pipeline, assisting in arranging for storage of such Crude Oil on such terms and conditions as Seller deems acceptable (all of the foregoing being referred to as the “Transportation Activities”).

Section 3. Miscellaneous.

3.1 Confirmation.  The provisions of the Agreement, as amended by this First Amendment, shall remain in full force and effect following the effectiveness of this First Amendment.

3.2 Ratification and Affirmation; Representations and Warranties.  Each party hereby (a) acknowledges the terms of this First Amendment; and (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Transaction Document to which it is a party and agrees that each Transaction Document to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein.

3.3 Transaction Document.  This First Amendment is a “Transaction Document” as defined and described in the Agreement and all of the terms and provisions of the Agreement relating to Transaction Documents shall apply hereto.

3.4 Counterparts.  This First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of this First Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

3.5 No Oral Agreement.  This First Amendment, the Agreement and the other Transaction Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties.  There are no subsequent oral agreements between the parties.

3.6 GOVERNING LAW.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

UTEXAM LIMITED

By:  /s/ Thomas Woulfe
Name: Thomas Woulfe
Title:  Director

By:  /s/ Clive W. Christie
Name:  Clive W. Christie
Title:  Company Secretary

FRONTIER OIL AND REFINING COMPANY,
as Purchaser

By:  /s/ Michael C. Jennings
Michael C. Jennings
Executive Vice President – Chief Financial
Officer

FRONTIER OIL CORPORATION, as Guarantor

By: /s/ Doug S. Aron
       Doug S. Aron
       Vice President - Corporate Finance